KLA-Tencor Corporation 2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR FRENCH PARTICIPANTS

     1. Grant. The Company hereby grants to the Employee named in the Restricted Stock Unit Award Notification an award of Restricted Stock Units (“RSUs”), as set forth in the Restricted Stock Unit Award Notification and subject to the terms and conditions in this Agreement, the Company’s 2004 Equity Incentive Plan (the “U.S. Plan”) and the Rules of the Company’s 2004 Equity Incentive Plan for the Grant of Restricted Stock Units to Participants in France (the “French Plan,” together with the U.S. Plan, the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Agreement (the “Agreement”).

     2. Company's Obligation. Each RSU represents the right to receive one Share on the Vesting Date of that unit. Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

     3. Vesting Schedule. Subject to paragraph 5, the Employee will vest in the RSUs awarded by this Agreement according to the vesting schedule specified in the Restricted Stock Unit Award Notification. Accordingly, such vesting may be tied to the attainment of established performance goals and/or the completion of a specified period of Service Provider status. In no event shall any RSUs become non-forfeitable prior to the second (2nd) anniversary of the Grant Date, or such other date as is required to comply with the minimum vesting period under Section L. 225-197-1 of the French Commercial Code, as amended, or relevant sections of the French Tax Code and French Social Security Code, as amended, to benefit from the favorable tax and social security regime; provided, however, that this mandatory minimum vesting period shall not apply in the event the Employee terminates service as a Service Provider by reason of death or Disability (as defined in the French Plan).

     4. Restriction on Sale of the Shares. The Employee will not be permitted to sell or transfer any Shares issued on a Vesting Date until the second anniversary of the applicable Vesting Date, or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified RSUs under Section L. 225-197-7 of the French Commercial Code, as amended, or relevant sections of the French Tax Code and French Social Security Code, as amended, to benefit from the favorable tax and social security regime; provided, however, that this minimum holding period shall not apply in the event of the Employee’s termination of service as a Service Provider by reason of death or Disability (as defined in the French Plan). If the minimum holding period applicable to Shares underlying the French-qualified

RSUs is not met, the RSUs may not receive favorable tax or social security treatment under French law. In this case, the Employee accepts and agrees that he or she will be responsible for paying personal income tax and his or her portion of social security contributions resulting from the vesting of the RSUs.

     Furthermore, the Shares underlying French-qualified RSUs shall not be sold during certain Closed Periods,1 to the extent applicable under French law.

     5. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the RSU at any time, subject to the terms of the Plan. If so accelerated, such RSUs will be considered as having vested as of the date specified by the Administrator. If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the RSUs, the Shares underlying those accelerated RSUs shall nevertheless be issued at the same time or times as if such RSUs had vested in accordance with the vesting schedule set forth in the Restricted Stock Unit Award Notification (whether or not the Employee remains in Service Provider status as of such date(s)). In addition, if the Administrator, in its discretion accelerates the vesting of the balance, or some lesser portion of the balance, of the RSU at any time, the French-qualified RSUs may be disqualified as provided in paragraph 27 hereof.

     6. Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Agreement or the Restricted Stock Unit Award Notification, if the Employee terminates service as a Service Provider for any or no reason (other than the Employee’s death) prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and without any payment (in cash or otherwise) due the Employee. If the Employee terminates service as a Service Provider by reason of his or her death, the unvested RSUs awarded by this Agreement will be immediately vested and will be paid in accordance with paragraph 7 hereof.

     7. Payment after Vesting. Any RSUs that vest in accordance with paragraph 3 will be paid to the Employee (or in the event of the Employee's death, to his or her legal heirs) in Shares as soon as practicable following the Vesting Date, subject to paragraph 10. Any RSUs that vest in accordance with paragraph 5 will be paid to the Employee (or in the event of the Employee’s death, to his or her legal heirs) in accordance with the provisions of such paragraph, subject to paragraph 10. For each RSU that vests, the Employee will receive one Share. The Shares shall be issued no later than the later of (i) the close of the calendar year in which the Shares vest or (for accelerated RSUs under paragraph 5) would have vested in the absence of such acceleration or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date that the RSUs were originally scheduled to vest without giving effect to any accelerated vesting under paragraph 5.

1 These Closed Periods are (i) ten (10) quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or (ii) the period as from the date the corporate management of the Company possess confidential information which could, if disclosed to the public, significantly impact the trading price of the Common Stock of the Company, until ten (10) quotation days after the day such information is disclosed to the public.

     8. Payments after Death. In accordance with the provisions of Section 10 of the French Plan, any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the Employee’s legal heirs upon their request within a six (6) month period measured from the date of the Employee’s death. Any such transferee must furnish the Company with (a) written notice of his or her status as legal heir and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer. If the Employee’s heirs do not request distribution or delivery of Shares underlying the RSUs within six (6) months of the Employee’s death, as provided herein, the RSUs shall automatically expire.

     9. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether made in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, then equitable adjustments shall be made by the Administrator to the total number and/or class of securities issuable pursuant to this Award. Such adjustments shall be made in such manner as the Administrator deems appropriate in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

     10. Withholding of Taxes. Regardless of any action the Company and/or the Subsidiary employing or retaining the Employee (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee or deemed by the Company or the Employer to be an appropriate charge to the Employee even if technically due by the Company or the Employer (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the RSUs, the vesting of the RSUs, the delivery of Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (b) do not commit to continue to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Employee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

     Prior to the relevant taxable event, the Company will withhold a portion of the vested RSUs that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no cash payment due the Employee for the value of any Share withheld in excess of the Tax-Related Items as a result of such rounding. If the date of the relevant taxable event (e.g., the date upon which the RSUs vest, in whole or in part) occurs on a day on which the established stock exchange on which the Company’s Common Stock is traded (including without limitation the NASDAQ Global Select Market or the NASDAQ Global Market) is not open for trading, the Fair Market Value for purposes of calculating the portion of the vested RSUs to be withheld pursuant to this paragraph 10 (i.e., the deemed Fair Market Value of the Company’s Common Stock on the date of such taxable event) shall be equal to the closing sales price for the Company’s Common Stock as quoted on such stock exchange on the market trading day immediately prior to such taxable event. Alternatively, the Company, in its sole discretion, may require or otherwise permit the Employee to make alternate arrangements satisfactory to the Company for such Tax-Related Items. In addition, the Company and/or the Employer has the right to satisfy any Tax-Related Items that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares by one or a combination of the following: (i) retaining without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax-Related Items; or (ii) arranging for the sale of Shares otherwise deliverable to the Employee (on the Employee’s behalf and at the Employee’s direction pursuant to this authorization).

     To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Employee shall be deemed, for tax purposes, to have been issued the full number of Shares subject to the vested portion of the Award, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. By accepting this RSU award, the Employee expressly consents to the withholding or sale of Shares and to any additional cash withholding as provided for in this paragraph 10. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any Tax-Related Items.

     11. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares are issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or Employee’s broker.

     12. No Effect on Employment. To the full extent permitted under applicable law, the Employee's employment or other Service Provider status with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of the Employee's employment or other Service Provider status with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing or retaining the Employee (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or service relationship of the Employee at any time for any reason whatsoever, with or without good cause or notice, in each case subject to compliance with applicable employment or other laws.

     13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at 160 Rio Robles, San Jose, California 95134, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

     14. Grant is Not Transferable. Except to the limited extent provided in paragraph 8, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

     15. Restrictions on Sale of Securities. Subject to the provisions of paragraph 17, the Company shall use its best efforts to assure that the Shares issued in payment of the vested RSUs are registered under the U.S. federal securities laws or qualify for any available exemption from such registration and are accordingly freely tradable. However, any sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

     16. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

     17. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Employee (or his or her legal heirs), such issuance will not occur unless and until such listing, registration, qualification, consent or approval have been effected or obtained, free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such U.S. state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. In no event, however, shall any Shares be issued in contravention of applicable U.S. federal and state securities laws or other regulatory requirements.

     18. Plan Governs. This Agreement and the Restricted Stock Unit Award Notification are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Restricted Stock Unit Award Notification and one or more provisions of the Plan, the provisions of the Plan will govern.

     19. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

     20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

     21. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

     22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to amend this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this RSU award.

     23. Amendment, Suspension or Termination of the Plan. By accepting this RSU award, the Employee expressly warrants that he or she has received a right to receive stock under the Plan (provided the vesting conditions are satisfied), and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

     24. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. By accepting this RSU award, the Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

     25. Notice of Governing Law and Venue. This RSU award shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.

     For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this RSU award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this

RSU award is made and/or to be performed.

     26. Acknowledgement of Nature of Plan and Award. In accepting the Award, the Employee acknowledges that:

(a)	the Plan is established voluntarily by the Company;

(b)	the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded repeatedly in the past;

     (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)	the Employee’s participation in the Plan is voluntary;

(e)	the Award is an extraordinary item that does not constitute

compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and which is outside the scope of the Employee’s employment or Service Provider contract, if any;

     (f) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

     (g) the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;

     (h) in the event that the Employee is not an Employee of the Company or any Subsidiary, the Award and his or her participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;

(i) predicted with certainty;

the future value of the underlying Shares is unknown and cannot be

     (j) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the RSUs or Shares acquired upon vesting of the RSUs resulting from termination of the Employee’s employment or Service Provider status by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, the Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

     (k) in the event of termination of his or her employment (whether or not in breach of local labor laws), the Employee’s right to receive RSUs and vest in the RSUs under the Plan, if any, will terminate effective as of the date that he or she is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the Award;

     (l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan or his or her acquisition or sale of the underlying Shares; and

     (m) the Employee is hereby advised to consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

     27. Disqualification of French-qualified RSUs. If the French-qualified RSUs are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of the French Plan, the RSUs may no longer qualify as French-qualified RSUs. If the Awards no longer qualify as French-qualified RSUs, the Administrator may, provided it is authorized to do so under the Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the RSUs or the sale of the Shares which may have been imposed under the French Plan and this Agreement.

     28. Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

     The Employee understands that the Company and the Employer may hold certain personal information about him or her, including, but not limited to the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

     The Employee understands that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. The Employee understands the recipients of the Data may be located in France, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than France. The Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Employee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Employee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Employee understands, however, that refusing or withdrawing such consent may affect his or her ability to participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.

     29. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Moreover, if the Employee relocates to another country, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

     30. Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

     By accepting the Award, the Employee confirms having read and understood the documents relating to this grant (the Restricted Stock Unit Award Notification, the U.S. Plan as amended by the French Plan and this Agreement) which were provided to the Employee in the English language. The Employee accepts the terms of those documents accordingly.

     En acceptant l'Attribution, le Salarie confirme avoir lu et compris les documents relatifs à cette attribution (le Formulaire d'Attribution, le Plan U.S. tel qu’amendé par le Plan pour la France et ce Contrat d'Attribution) qui ont été communiqués au Salarie en e anglaise. Le Salarie en accepte les termes en connaissance de cause.